Exhibit 21.1
BAKER HUGHES INCORPORATED
SIGNIFICANT SUBSIDIARIES
December 31, 2005

		Percentage
Subsidiary	Jurisdiction	Ownership
Baker Hughes Financing Company	Delaware	100%
Western Atlas, Inc.	Delaware	100%
Baker Hughes Oilfield Operations, Inc.	California	(1)
Baker Hughes International Branches, Inc.	Delaware	(2)
Baker Hughes EHHC, Inc.	Delaware	100%
Baker Hughes GmbH	Austria	100%
Latin America Finance S.r.l.	Barbados	(3)
Baker Hughes Asia Pacific Ltd.	Cayman Islands	100%
Baker Hughes Limited	England	100%
Baker Hughes Nederland Holdings B.V.	The Netherlands	100%
Baker Hughes Canada Holdings B.V.	The Netherlands	100%
Baker Hughes Canada Company	Nova Scotia	100%
Baker Hughes Finance International S.r.l.	The Netherlands	(4)
Baker Hughes Norge A/S	Norge	(5)
JDI International Leasing Limited	Cayman Islands	100%
Wm. S. Barnickel & Company	Missouri	100%
Baker Petrolite Corporation	Delaware	100%
Western Research Holdings, Inc.	Delaware	100%
Western Atlas International, Inc.	Delaware	100%

(1) Baker Hughes Oilfield Operations, Inc.
Western Atlas Inc.	93.98%
Other subsidiaries	6.02%

(2) Baker Hughes International Branches, Inc.
Baker Hughes Oilfield Operations, Inc.	96.65%
Other subsidiaries	3.35%

(3) Latin America Finance S.r.l.
Baker Hughes GmbH	99.00%
Other subsidiaries	1.00%

(4) Baker Hughes Finance International S.r.l.
Baker Hughes Canada Company	99.90%
Other subsidiaries	0.10%

(5) Baker Hughes Norge A/S
Bake Hughes Finance International S.r.l.	52.00%
Other subsidiaries	48.00%